UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                          SCHEDULE 13G


            Under the Securities Exchange Act of 1934

                   (Amendment No. __________)*


                     STRATUS COMPUTER, INC.



                        (Name of Issuer)

                  COMMON STOCK, $0.01 PAR VALUE
                 (Title of Class of Securities)

                            863155107
                         (CUSIP Number)


Check the following box if a fee is being paid with this statement.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in
Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



     1  NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Wertheim Schroder & Co. Incorporated
        13-2697272

     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                     (a)

                                                     (b)


     3  SEC USE ONLY



     4  CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware


                    5  SOLE VOTING POWER
       NUMBER OF
         SHARES               None
      BENEFICIALLY
        OWNED BY    6  SHARED VOTING POWER
          EACH
       REPORTING       1,262,425 shares
         PERSON
          WITH       7  SOLE DISPOSITIVE POWER

                              None

                    8  SHARED DISPOSITIVE POWER

                       1,305,750 shares

     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

         1,305,750 shares

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES



    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.69%

    12  TYPE OF REPORTING PERSON

        BD, IA, CO




     1  NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Wertheim Schroder Investment Services, Inc.
        13-2697273

     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                     (a)

                                                     (b)


     3  SEC USE ONLY



     4  CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware


                    5  SOLE VOTING POWER
       NUMBER OF
         SHARES        None
      BENEFICIALLY
        OWNED BY    6  SHARED VOTING POWER
          EACH
        REPORTING      1,262,425
         PERSON
          WITH       7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       1,262,425 shares

     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

         1,262,425 shares

     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES



     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.5%

     12  TYPE OF REPORTING PERSON

         IA, CO


Item 1(a)      NAME OF ISSUER:

               Stratus Computer, Inc.

Item 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               55 Fairbanks Boulevard
               Marlborough, Massachusetts 01752


Item 2(a)      NAME OF PERSON FILING:

               See Item 1 of the cover pages attached hereto

Item 2(b)      Address of Principal Business Office, or
               IF NONE, RESIDENCE:

               787 Seventh Avenue
               New York, New York  10019-6016

Item 2(c)      CITIZENSHIP:

               See Item 4 of the cover pages attached hereto

Item 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01

Item 2(e)      CUSIP NUMBER:

               863155107

Item 3 Wertheim Schroder & Co. Incorporated is a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934 and is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the "Act"). Wertheim Schroder Investment Services, Inc. is a registered investment adviser under the Act and a subsidiary of Wertheim Schroder & Co. Incorporated.

Item 4         OWNERSHIP:

               (a)  Amount beneficially owned:
                    See Item 9 of the cover pages attached hereto

               (b)  Percent of Class:
                    See Item 11 of the cover pages attached hereto

               (c)  See Items 5 through 8  of the cover pages
                attached hereto

Item 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not Applicable

Item 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
               ANOTHER PERSON:

               Not Applicable

Item 7         IDENTIFICATION  AND  CLASSIFICATION  OF  THE
               SUBSIDIARY WHICH  ACQUIRED THE  SECURITY BEING
               REPORTED ON  BY THE PARENT HOLDING COMPANY:

               Not Applicable

Item 8         IDENTIFICATION  AND  CLASSIFICATION  OF MEMBERS  OF
               THE GROUP:

               Not Applicable

Item 9         NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable

Item 10        CERTIFICATION:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 9, 1994


                         WERTHEIM SCHRODER & CO. INCORPORATED

                         By: /s/ Patrick J. Borruso


                         Patrick J. Borruso
                         Secretary


                         WERTHEIM SCHRODER INVESTMENT SERVICES,
                         INC.

                         By:  /s/ Jerome I. Kransdorf


                         Jerome I. Kransdorf
                         Secretary